Exhibit 10(hh)-1
AMENDMENT NO. 1

TO

PPL CORPORATION INCENTIVE
COMPENSATION PLAN FOR KEY EMPLOYEES

WHEREAS, PPL Corporation, (“PPL”) has adopted the PPL Corporation Incentive Compensation Plan for Key Employees (“Plan”), effective January 1, 1997; and
WHEREAS, the Plan was amended and restated effective January 1, 2003; and
WHEREAS, PPL desires to further amend the Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:

I.    Effective January 1, 2005, Section 7, paragraphs B and C are amended to read:

SECTION 7.  RESTRICTED STOCK, RESTRICTED STOCK UNITS.
B.    Restriction Period. At the time a Restricted Stock or Restricted Stock Units Award is granted, CLC shall establish a Restriction Period applicable to such Award which shall be not less than three years. Each Restricted Stock or Restricted Stock Units Award may have a different Restriction Period. All Restricted Stock Units granted after December 31, 2004 shall have a mandatory Restriction Period, if the Restriction Period has not lapsed as of the day prior to a termination of employment, of six calendar months from the day of termination of employment.
Notwithstanding the other provisions of this Section 7: (i) in the event of a Change in Control, the Restriction Periods on all Restricted Stock Awards previously granted shall lapse and in the event of a "Change in ownership or effective control" as defined by Treasury Regulations under Code Section 409A(a)(2)(A)(v), the Restriction Periods on all Restricted Stock Units shall lapse, and (ii) apart from a Change in Control, CLC is authorized in its sole discretion to accelerate the time at which any or all of the restrictions on all or any part of a Restricted Stock Award shall lapse or to remove any or all of such restrictions whenever CLC may decide that changes in tax or other laws or other circumstances arising after the granting of a Restricted Stock Award make such action appropriate. CLC may, in its discretion, authorize a deferral of stock award gains program which covers any Restricted Stock Units prior to the end of the Restriction Period or any unexercised Options. If CLC does so authorize such a program, a Participant may defer receipt of Common Stock as permitted under that program. The program if authorized, shall not permit a deferral of gain to be elected less than 12 months from the end of the Restriction Period, and shall impose a mandatory five-year delay on the receipt of Common Stock if deferral is elected.
C.    Forfeiture or Payout of Award. During the Restriction Period, Restricted Stock or Restricted Stock Units Awards are subject to forfeiture or payout (i.e., removal of restrictions) as indicated for each of the following events:
(i)  Termination - In this event, the Restricted Stock or Restricted Stock Units Award will be completely forfeited.
(ii)  Retirement - In this event, Restricted Stock will be completely forfeited, but payout of the Restricted Stock Units Award will be made with complete removal of restrictions, but, for Restricted Stock Units granted after December 31, 2004, six calendar months after the last day of employment, if the Participant is eligible for and actually receives retirement benefits. If retirement or severance benefits are payable under a separation program or policy, the restrictions will be modified, but only in accordance with the express terms of such separation program or policy, and in the absence of such express terms there shall be a complete forfeiture of Restricted Stock or Restricted Stock Units.
(iii)  Disability - In this event, payout of the Restricted Stock or Restricted Stock Units Award will be prorated as if the Participant had maintained active employment until age 65, but payout of the Restricted Stock Units granted after December 31, 2004 shall not be made until six calendar months after the last day of employment, unless the Participant is "disabled" within the meaning of Code Section 409A(a)(2)(C).
(iv)  Death - In this event, payout of the Restricted Stock or Restricted Stock Units Award will be prorated as if the Participant had maintained active employment until age 65, and will be made to the Beneficiary.

(v)  Conversions between Restricted Stock and Restricted Stock Units. CLC has the discretion to convert with the consent of the Participant any or all Restricted Stock into Restricted Stock Units of equivalent value, and to convert any or all Restricted Stock Units into Restricted Stock of equivalent value, prior to the end of the applicable Restriction Period, but a conversion of Restricted Stock Units into Restricted Stock shall not be implemented less than 12 months prior to the end of the applicable Restriction Period, and the new Restriction Period shall lapse at least 5 years after the end of the old Restriction Period. Upon any such conversion, the Restricted Stock or Restricted Stock Units so converted will be completely forfeited, and the Participant shall have the rights with respect to Restricted Stock, Restricted Stock Units and Dividend Equivalents (if applicable) as may be specified in the conversion notice.
Notwithstanding anything in this Section 7C to the contrary, in the event that prior to any payout of Common Stock a Participant described in this Section 7C violates any noncompete agreements between Participant and PPL Corporation or an Affiliated Company, his Restricted Stock or Restricted Stock Units Award, and any Dividend Equivalents, will be completely forfeited.
In any instance where payout of a Restricted Stock or Restricted Stock Units Award is to be prorated, CLC may choose in its sole discretion to provide the Participant (or the Participant's Beneficiary) with the entire Award rather than the prorated portion thereof.
Any Restricted Stock which is forfeited hereunder will be transferred to PPL Corporation.

               II.       Except as provided for in this Amendment No. 1, all other provisions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment No. 1 is executed this         day of February, 2006.

PPL Services Corporation

By: _______________________________
Ronald Schwarz
Vice President-Human Resources